Exhibit 10.1

FOURTH AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS FOURTH AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into this 1st day of July, 2011 (the “Effective Date”) by and between Immunomedics, Inc., a Delaware corporation having its principal offices in Morris Plains, New Jersey (the “Company”), and Cynthia L. Sullivan (the “Executive”).

WHEREAS, the Executive is presently employed by the Company in the capacity of President and Chief Executive Officer, pursuant to that certain Third Amended and Restated Employment Agreement between the Company and Executive (the “Prior Employment Agreement”), dated June 15, 2010;

WHEREAS, the Company desires to continue to employ the Executive as its President and Chief Executive Officer, and the Executive desires to continue to serve in such capacity on behalf of the Company, upon the terms and conditions hereinafter set forth;

WHEREAS, the Company and the Executive desire to amend and restate the terms and conditions of the Prior Employment Agreement in order to reflect certain desired changes and clarifications in the terms and continue Executive’s employment with the Company upon the amended and restated terms and conditions of this Agreement;

WHEREAS, the Executive acknowledges that she has had an opportunity to consider this Agreement and consult with an independent advisor(s) of her choosing with regard to the terms of this Agreement, and enters into this Agreement voluntarily and with a full understanding of its terms; and

WHEREAS, the Company and the Executive have agreed that this Agreement will supersede and replace the Prior Employment Agreement as of the Effective Date.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.1 Term. This Agreement and the Term shall terminate on July 1, 2014 (the “Term”), unless sooner terminated by either party as hereinafter provided. The expiration of this Agreement in the absence of a successor employment agreement shall be deemed a termination of the Executive’s employment for purposes of this Agreement, including a termination without Cause for purposes of Section 2; provided, however, that if the Company presents to the Executive, on or before March 1, 2014, a written offer to extend the Term on substantially the same terms and conditions as set forth in this Agreement or on terms and conditions that, in the aggregate, are more economically favorable to the Executive than as set forth in this Agreement, as determined in the good faith discretion of the Compensation Committee of the Board of Directors of the Company, and the Executive does not accept such offer, then the expiration of this Agreement in the absence of a successor employment agreement shall be deemed a termination of the Executive’s employment for purposes of this Agreement, including a voluntary termination for purposes of Section 2.4.

1.2 Duties and Responsibilities. Commencing on the Effective Date, Executive shall continue to serve as the President and Chief Executive Officer of the Company and shall perform all duties and accept all responsibilities incident to such position as may be reasonably assigned to Executive by the Company’s Board of Directors (the “Board”).

1.3 Extent of Service. Executive agrees to use Executive’s best efforts to carry out Executive’s duties and responsibilities under Section 1.2 hereof and, consistent with the other provisions of this Agreement, to devote substantially all of Executive’s business time, attention and energy thereto. The foregoing shall not be construed as preventing Executive from making investments in other businesses or enterprises, provided that Executive agrees not to become engaged in any other business activity which, in the reasonable judgment of the Board, is likely to interfere with Executive’s ability to discharge Executive’s duties and responsibilities to the Company.

1.4 Base Salary. For all the services rendered by Executive hereunder, the Company shall pay Executive a base salary (“Base Salary”) at the annual rate of $558,600, payable bi-weekly in installments at such times as the Company customarily pays its other senior level executives. Executive’s Base Salary shall be reviewed annually for appropriate increases by the Board or Compensation Committee of the Board (the “Compensation Committee”) pursuant to the normal performance review policies for senior level executives.

1.5 Annual Bonus. During the Term, the Executive shall be eligible to participate in the Company’s incentive compensation plan in place from time to time for its senior level executives generally, at levels determined by the Compensation Committee. The Company reserves the right to amend or rescind the incentive compensation plan at any time in its discretion. In connection with Executive’s participation in the incentive compensation plan, the Executive shall be eligible to receive an annual discretionary bonus. The amount of the annual discretionary bonus, if any, will be determined by the Compensation Committee in its discretion, based on the Executive’s individual performance and Company performance as determined by the Compensation Committee. The Executive’s annual bonus target is 50% of Base Salary, subject to achievement of performance goals to be established by the Compensation Committee, with a potential payout from 0 to 150% of the target amount depending upon achievement of the performance goals. The discretionary annual bonus, if any, will be determined as of the end of each fiscal year during the Term and shall be paid as soon as practicable after the end of each fiscal year to which the bonus relates, but in no event, later than 2-  1/2 months after the end of such fiscal year, except as provided in Section 2. Except as otherwise specifically provided in Section 2, to be eligible to receive an annual bonus, or any portion thereof, the Executive must be employed by the Company both at the time the amount of the annual bonus, if any, is determined, and at the time the annual bonus, if any, is paid.

1.6 Equity Compensation. During the Term, pursuant to the terms and conditions of the Company’s 2006 Stock Incentive Plan or any successor equity compensation plan as may be in place from time to time, the Executive shall be eligible to receive, from time to time, awards in amounts, and subject to such terms, conditions and restrictions, as determined by the Compensation Committee in its sole discretion. Awards granted to the Executive, if any, shall be subject to the terms and conditions established within the Company’s 2006 Stock Incentive Plan (as amended from time to time) or any successor equity compensation plan as may be in place from time to time, as applicable, and the separate option agreement, restricted stock purchase agreement or stock award agreement between the Company and the Executive that sets forth the terms and conditions of the award (e.g., exercise price, expiration date and vesting schedule of stock options; and the restricted period and/or other restrictions such as performance objectives relating to stock awards).

1.7 Retirement and Welfare Plans. During the Term, Executive shall participate in employee retirement and welfare benefit plans made available to the Company’s senior level executives as a group or to its employees generally, as such retirement and welfare plans may be in effect from time to time and subject to the eligibility requirements of the plans. Nothing in this Agreement shall prevent the Company from amending or terminating any retirement, welfare or other employee benefit plans or programs from time to time as the Company deems appropriate.

1.8 Reimbursement of Expenses; Vacation. During the Term, Executive shall be provided with reimbursement of reasonable expenses related to Executive’s employment by the Company on a basis no less favorable than that which may be authorized from time to time for senior level executives as a group, and shall be entitled to six (6) weeks of vacation in accordance with the Company’s pay for time not worked policies.

2. Termination. Executive’s employment shall terminate upon the occurrence of any of the following events:

2.1 Termination Without Cause or Resignation for Good Reason Before A Change of Control.

(a) The Company may remove Executive at any time without Cause (as defined in Section 2.9) from the position in which Executive is employed hereunder upon not less than 30 days’ prior written notice to Executive. The Company shall have discretion to terminate Executive’s employment during the notice period and pay continued Base Salary in lieu of notice. In addition, Executive may initiate a termination of employment by resigning under this Section 2.1 for Good Reason (as defined in, and in accordance with the notice provisions set forth in Section 2.9).

(b) If Executive’s employment terminates as described in subsection (a) above and Executive executes and does not revoke a written release upon such removal, in a form provided by the Company, of any and all claims against the Company and all related parties with respect to all matters arising out of Executive’s employment by the Company, or the termination thereof (the “Release”), Executive shall be entitled to receive the following severance compensation, as long as Executive complies with the terms of Sections 4, 5, 6 and 7 below:

(i) Executive shall receive severance payments in an amount equal to the sum of: (x) being 2.00 times Executive’s annual Base Salary at the rate in effect at the time of Executive’s termination, and (y) being 2.00 times Executive’s target bonus established for the fiscal year in which the date of termination occurs. The severance amount shall be paid in separate equal monthly payments over the 24-month period following Executive’s termination of employment.

(ii) The Company shall, for a period of 18 months following the date of Executive’s termination of employment, pay Executive each month an amount equal to the monthly COBRA medical insurance cost under the Company’s medical plan for Executive, and, where applicable, her spouse and eligible dependents, less an amount equal to the required monthly employee payment for such coverage calculated as if Executive had continued to be an employee of the Company throughout such period; provided that Executive, and, where applicable, her spouse and eligible dependents, are eligible for and timely elect to receive COBRA healthcare continuation coverage and provided further that the payments specified under this Section 2.1(b)(ii) shall cease if the Company’s statutory obligation to provide such COBRA healthcare continuation coverage terminates for any reason before the expiration of the 18-month period.

(iii) Executive shall receive any benefits earned, accrued and due in accordance with the terms of any applicable benefit plans and programs of the Company. In addition, Executive shall be entitled to the annual bonus earned based on actual performance, if any, payable for the fiscal year in which the termination occurs (prorated to reflect Executive’s actual period of service during such fiscal year) paid in accordance with Section 1.5 without regard to the last sentence of Section 1.5.

(iv) Except as otherwise required by Section 2.10, the benefits described in subsections (i) and (ii) above shall begin within 60 days after Executive’s termination date, subject to Executive’s execution and non-revocation of the Release; provided that notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of Executive’s execution of the Release, directly or indirectly, result in Executive designating the calendar year of payment, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year. The Company shall provide the Release to Executive on or before the termination date, and Executive shall execute the Release during the time period permitted by applicable law.

(v) Executive agrees that if Executive fails to comply with Section 4, 5, 6 or 7 below, all payments under this Section 2.1 shall immediately cease.

2.2 Termination Without Cause or Resignation for Good Reason After A Change of Control.

(a) If a Change of Control occurs and, during the one-year period commencing on the date of the Change of Control, the Company terminates Executive’s employment without Cause (upon not less than 30 days’ prior written notice to Executive) or Executive resigns for Good Reason (as defined in, and in accordance with the notice provisions set forth in Section 2.9), this Section 2.2 shall apply in lieu of Section 2.1. The Company shall have discretion to terminate Executive’s employment during the notice period and pay continued Base Salary in lieu of notice.

(b) If Executive’s employment terminates as described in subsection (a) above and Executive executes and does not revoke a Release, Executive shall be entitled to receive the following severance compensation, as long as Executive complies with the terms of Sections 4, 5, 6 and 7 below:

(i) Executive shall receive a lump sum severance payment in an amount equal to 3.00 times the sum of Executive’s annual Base Salary at the rate in effect at the time of Executive’s termination and Executive’s target bonus for the calendar year in which the date of termination occurs.

(ii) The Company shall, for a period of 18 months following the date of Executive’s termination of employment, pay Executive each month an amount equal to the monthly COBRA medical insurance cost under the Company’s medical plan for Executive, and, where applicable, her spouse and eligible dependents, less an amount equal to the required monthly employee payment for such coverage calculated as if Executive had continued to be an employee of the Company throughout such period; provided that Executive, and, where applicable, her spouse and eligible dependents, are eligible for and timely elect to receive COBRA healthcare continuation coverage and provided further that the payments specified under this Section 2.2(b)(ii) shall cease if the Company’s statutory obligation to provide such COBRA healthcare continuation coverage terminates for any reason before the expiration of the 18-month period.

(iii) Executive shall receive any benefits earned, accrued and due in accordance with the terms of any applicable benefit plans and programs of the Company. In addition, Executive shall be entitled to the annual bonus earned based on actual performance, if any, payable for the fiscal year in which the termination occurs (prorated to reflect Executive’s actual period of service during such fiscal year) paid in accordance with Section 1.5 without regard to the last sentence of Section 1.5.

(iv) Except as otherwise required by Section 2.10, the lump sum payment described in subsection (i) shall be made, and the monthly payments described in subsection (ii) above shall begin, within 60 days after Executive’s termination date, subject to Executive’s execution and non-revocation of the Release; provided that notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of Executive’s execution of the Release, directly or indirectly, result in Executive designating the calendar year of payment, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year. The Company shall provide the Release to Executive on or before the termination date, and Executive shall execute the Release during the time period permitted by applicable law.

(v) Notwithstanding any provision to the contrary in the Company’s 2006 Stock Incentive Plan or any applicable plan, program or agreement, all stock options, restricted stock and other equity rights held by the Executive will become fully vested and/or exercisable, as the case may be, on the Executive’s termination date, and all stock options held by the Executive shall remain exercisable, notwithstanding anything in any other agreement governing such options, for a period of 24 months following the end of the remaining balance of the Term of the Agreement; provided, however, that in no event will the option be exercisable (i) beyond its original term; or (ii) beyond the extension period permitted under section 409A of the Code.

(c) Notwithstanding any vesting provision to the contrary in any applicable plan, program or agreement providing for supplemental retirement benefits or deferred compensation, upon the occurrence of a Change of Control, Executive’s accrued benefit under such plans, programs or agreements shall become fully vested on the date on which the Change in Control occurs, and Executive’s accrued benefit shall be immediately payable on the Executive’s date of termination, unless the Executive has made a valid election under such plan, program or agreement to defer payment of such accrued benefits or the Executive’s accrued benefit constitutes “deferred compensation” within the meaning of section 409A of the Code and the terms of the applicable plan, program or agreement provide otherwise with respect to the timing of payment of the accrued benefit.

(d) Executive agrees that if Executive materially breaches Section 4, 5, 6 or 7 below, all payments and benefits under this Section 2.2 shall immediately cease.

2.3 [INTENTIONALLY OMITTED]

2.4 Voluntary Termination. Executive may voluntarily terminate Executive’s employment for any reason upon 30 days’ prior written notice. In such event, after the effective date of such termination, except as provided in Section 2.2 with respect to a resignation for Good Reason, no further payments shall be due under this Agreement, except that Executive shall be entitled to any benefits earned, accrued and due in accordance with the terms of any applicable benefit plans and programs of the Company.

2.5 Disability. The Company may terminate Executive’s employment if Executive has been unable to perform the material duties of Executive’s employment for a period of 90 days in any 12-month period because of physical or mental injury or illness (“Disability”); provided, however, that the Company shall continue to pay Executive’s Base Salary until the Company acts to terminate Executive’s employment. Notwithstanding the foregoing, the Executive shall be deemed terminated for Disability if the Executive is disabled for a period of 12 months. Executive agrees, in the event of a dispute under this Section 2.5 relating to Executive’s Disability, to submit to a physical examination by a licensed physician jointly selected by the Board and Executive. If the Company terminates Executive’s employment for Disability, no further payments shall be due under this Agreement, except that Executive shall be entitled to any benefits earned, accrued and due in accordance with the terms of any applicable benefit plans and programs of the Company. In addition, Executive shall be entitled to the annual bonus earned based on actual performance, if any, payable for the fiscal year in which the termination occurs (prorated to the date Executive is determined to have a Disability) paid in accordance with Section 1.5 without regard to the last sentence of Section 1.5.

2.6 Death. If Executive dies while employed by the Company, the Company shall pay to Executive’s executor, legal representative, administrator or designated beneficiary, as applicable, any benefits earned, accrued and due under the Company’s benefit plans and programs in accordance with the terms and conditions contained therein. Otherwise, the Company shall have no further liability or obligation under this Agreement to Executive’s executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through Executive. In addition, Executive shall be entitled to the annual bonus earned based on actual performance, if any, payable for the fiscal year in which the termination occurs (prorated to reflect Executive’s actual period of service during such fiscal year) paid in accordance with Section 1.5 without regard to the last sentence of Section 1.5.

2.7 Cause. The Company may terminate Executive’s employment at any time for Cause (as defined in Section 2.9) upon written notice to Executive, in which event all payments under this Agreement shall cease. Executive shall be entitled to any benefits earned, accrued and due before Executive’s termination in accordance with the terms of any applicable benefit plans and programs of the Company.

2.8 Notice of Termination. Any termination of Executive’s employment shall be communicated by a written notice of termination to the other party hereto given in accordance with Section 11. The notice of termination shall (a) indicate the specific termination provision in this Agreement relied upon, (b) briefly summarize the facts and circumstances deemed to provide a basis for a termination of employment and the applicable provision hereof, and (c) specify the termination date in accordance with the requirements of this Agreement.

2.9 Definitions.

(a) “Cause” shall mean any of the following grounds for termination of Executive’s employment:

(i) Executive shall have been convicted of a felony, or enters in a plea of guilty or nolo contendere with respect thereto;

(ii) Executive intentionally and continually fails to perform Executive’s reasonably assigned material duties to the Company (other than a failure resulting from Executive’s incapacity due to physical or mental illness), which failure has continued for a period of at least 30 days after a written notice of demand for substantial performance, signed by a duly authorized officer of the Company, has been delivered to Executive specifying the manner in which Executive has failed substantially to perform;

(iii) Executive causes material, intentional, wrongful damage to the property of the Company;

(iv) Executive engages in public conduct that is harmful to the reputation of the Company;

(v) Executive engages in willful misconduct in the performance of Executive’s duties; or

(vi) Executive materially breaches Sections 4, 5, 6 or 7 below.

(b) “Change of Control” shall mean:

(i) A merger, consolidation or reorganization approved by the Company’s stockholders, unless securities representing more than 50% of the total and combined voting power of the outstanding voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction; or

(ii) The sale, transfer or other disposition of all or substantially all of the Company’s assets as an entirety or substantially as an entirety, occurring within a 12-month period, and representing, at a minimum, not less than 40% of the total gross fair market value of all assets of the Company, to any person, entity, or group of persons acting in consort, other than a sale, transfer or disposition to: (A) a stockholder of the Company in exchange for or with respect to its stock; (B) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company; (C) a person, or more than one person acting as a group, that owns, directly or indirectly, 50% or more of the total value or voting power of the outstanding stock of the Company; or (D) an entity, at least 50% of the total value or voting power of which is owned by a person described in (C); or

(iii) Any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(l) under the Securities Exchange Act of 1934, as amended (other than the Company or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Company) becomes directly or indirectly the beneficial owner (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing (or convertible into or exercisable for securities possessing) more than 50% of the total combined voting power of the Company’s securities outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Company or the acquisition of outstanding securities held by one or more of the Company’s stockholders; or

(iv) A change in the composition of the Board over a period of 12 consecutive months or less such that a majority of the Board members ceases by reason of one or more contested elections for Board membership to be comprised of individuals whose election is endorsed by a majority of the members of the Board immediately before the date of election.

A transaction shall not constitute a Change of Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in the same proportions by the persons who held the Company’s securities immediately before such transaction.

(c) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(d) “Good Reason” shall mean the occurrence of any of the following events or conditions, unless Executive has expressly consented in writing thereto, or except as a result of Executive’s physical or mental incapacity or as described in the last sentence of this subsection (d):

(i) A material reduction in Executive’s Base Salary;

(ii) The material diminution of the Executive’s duties, responsibilities, powers or authorities, including the assignment of any duties and responsibilities inconsistent with her position as President and Chief Executive Officer;

(iii) The Company requires that Executive’s principal office location be moved to a location more than 50 miles form Executive’s principal office location immediately before the change;

(iv) The failure of the Company to obtain the assumption of the obligations contained herein by any successor; or

(v) On or after a Change of Control, the removal of Executive from her office as President and Chief Executive Officer or a material reduction of Executive’s primary functional authorities, duties, or responsibilities as President and Chief Executive Officer of the Company from those in effect immediately prior to the Change of Control or the assignment of duties to Executive inconsistent with those of President and Chief Executive Officer of the Company, other than an insubstantial and inadvertent reduction or assignment that is remedied by the Company promptly after receipt of notice thereof given by Executive in accordance with the notice provisions below.

Notwithstanding the foregoing, Executive shall not have Good Reason for termination unless Executive gives written notice of termination for Good Reason within 15 days after the event or condition giving rise to Good Reason occurs and the Company does not correct the action or failure to act that constitutes the grounds for Good Reason, as set forth in Executive’s notice of termination, within 30 days after the date on which Executive gives written notice of termination and the Executive actually resigns from employment upon the expiration of the foregoing cure period. In the event of a cure of such event or condition constituting Good Reason by the Company, such event or condition shall no longer constitute Good Reason.

2.10 Required Postponement for Specified Executives.

(a) If Executive is considered a Specified Executive (as defined below) and payment of any amounts under this Agreement is required to be delayed for a period of six months after separation from service pursuant to section 409A of the Code, payment of such amounts shall be delayed as required by section 409A of the Code, and the accumulated postponed amounts, with accrued interest as described below, shall be paid in a lump sum payment within five days after the end of the six month period. If Executive dies during the postponement period prior to the payment of benefits, the amounts postponed on account of section 409A of the Code, with accrued interest as described in subsection (b) below, shall be paid to the personal representative of Executive’s estate within 60 days after the date of Executive’s death.

(b) If payment of any amounts under this Agreement is required to be delayed pursuant to Section 2.10(a), the Company shall pay interest on the postponed payments from the date on which the amounts otherwise would have been paid to the date on which such amounts are paid at an annual rate equal to the rate published in the Wall Street Journal as the “prime rate” as of Executive’s date of termination.

(c) The term “Specified Executive” means an employee who, at any time during the 12-month period ending on the identification date (defined below), is (i) an officer of the Company or a member of its controlled group (as determined for purposes of section 416(i) of the Code) who has annual compensation greater than $160,000 (or such other amount as may be in effect under section 416(i)(l) of the Code), (ii) a 5% owner of the Company or (iii) a 1% owner of the Company who has annual compensation greater than $150,000. The identification date shall be each December 31, and the determination of Specified Executives as of such identification date shall apply for the 12-month period following April 1 after the identification date. The determination of Specified Executives, including the number and identity of persons considered officers, shall be made by the Company in accordance with the provisions of sections 416(i) and 409A of the Code and the regulations issued thereunder.

3. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company and for which Executive may qualify; provided, however, that if Executive becomes entitled to and receives the payments provided for in Section 2 of this Agreement, Executive hereby waives Executive’s right to receive payments under any severance plan or similar program applicable to all employees of the Company.

4. Confidentiality. Executive agrees that Executive’s services to the Company and its subsidiaries and any successors or assigns (collectively, the “Employer”) were and are of a special, unique and extraordinary character, and that Executive’s position places Executive in a position of confidence and trust with the Employer’s customers and employees. Executive also recognizes that Executive’s position with the Employer will give Executive substantial access to Confidential Information (as defined below), the disclosure of which to competitors of the Employer would cause the Employer to suffer substantial and irreparable damage. Executive recognizes, therefore, that it is in the Employer’s legitimate business interest to restrict Executive’s use of Confidential Information for any purposes other than the discharge of Executive’s employment duties at the Employer, and to limit any potential appropriation of Confidential Information by Executive for the benefit of the Employer’s competitors and to the detriment of the Employer. Accordingly, Executive agrees as follows:

(a) Executive will not at any time, whether during or after the termination of Executive’s employment, reveal to any person or entity any of the trade secrets or confidential information of the Employer or of any third party which the Employer is under an obligation to keep confidential (including but not limited to trade secrets or confidential information respecting inventions, products, designs, methods, know-how, techniques, systems, processes, software programs, works of authorship, customer lists, projects, plans and proposals) (“Confidential Information”), except as may be required in the ordinary course of performing Executive’s duties as an employee of the Employer, and Executive shall keep secret all matters entrusted to Executive and shall not use or attempt to use any such information in any manner which may injure or cause loss or may be calculated to injure or cause loss whether directly or indirectly to the Employer.

(b) The above restrictions shall not apply to: (i) information that at the time of disclosure is in the public domain through no fault of Executive; (ii) information received from a third party outside of the Employer that was disclosed without a breach of any confidentiality obligation; (iii) information approved for release by written authorization of the Employer; or (iv) information that may be required by law or an order of any court, agency or proceeding to be disclosed; provided Executive shall provide the Employer notice of any such required disclosure once Executive has knowledge of it and will help the Employer to the extent reasonable to obtain an appropriate protective order.

(c) Further, Executive agrees that during Executive’s employment Executive shall not take, use or permit to be used any notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials of any nature relating to any matter within the scope of the business of the Employer or concerning any of its dealings or affairs otherwise than for the benefit of the Employer. Executive further agrees that Executive shall not, after the termination of Executive’s employment, use or permit to be used any such notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials, it being agreed that all of the foregoing shall be and remain the sole and exclusive property of the Employer and that, immediately upon the termination of Executive’s employment, Executive shall deliver all of the foregoing, and all copies thereof, to the Employer, at its main office.

(d) Executive agrees that upon the termination of Executive’s employment with the Employer, Executive will not take or retain without written authorization any documents, files or other property of the Employer, and Executive will return promptly to the Employer any such documents, files or property in Executive’s possession or custody, including any copies thereof maintained in any medium or format. Executive recognizes that all documents, files and property which Executive has received and will receive from the Employer, including but not limited to scientific research, customer lists, handbooks, memoranda, product specifications, and other materials (with the exception of documents relating to benefits to which Executive might be entitled following the termination of Executive’s employment with the Employer), are for the exclusive use of the Employer and employees who are discharging their responsibilities on behalf of the Employer, and that Executive has no claim or right to the continued use, possession or custody of such documents, files or property following the termination of Executive’s employment with the Employer.

5. Intellectual Property.

(a) If at any time or times during Executive’s employment Executive shall (either alone or with others) make, conceive, discover or reduce to practice any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection) (herein called “Developments”) that (i) relates to the business of the Employer or any customer of or supplier to the Employer or any of the products or services being developed, manufactured or sold by the Employer or which may be used in relation therewith, (ii) results from tasks assigned to Executive by the Employer or (iii) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Employer, such Developments and the benefits thereof shall immediately become the sole and absolute property of the Employer and its assigns, and Executive shall promptly disclose to the Employer (or any persons designated by it) each such Development, and Executive hereby assigns any rights Executive may have or acquire in the Developments and benefits and/or rights resulting therefrom to the Employer and its assigns without further compensation and shall communicate, without cost or delay, and without publishing the same, all available information relating thereto (with all necessary plans and models) to the Employer.

(b) Upon disclosure of each Development to the Employer, Executive will, during Executive’s employment and at any time thereafter, at the request and cost of the Employer, sign, execute, make and do all such deeds, documents, acts and things as the Employer and its duly authorized agents may reasonably require:

(i) to apply for, obtain and vest in the name of the Employer alone (unless the Employer otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(ii) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

(c) In the event the Employer is unable, after reasonable effort, to secure Executive’s signature on any letters patent, copyright or other analogous protection relating to a Development, whether because of Executive’s physical or mental incapacity or for any other reason whatsoever, Executive hereby irrevocably designates and appoints the Employer and its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and on Executive’s behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letter patents, copyright and other analogous protection thereon with the same legal force and effect as if executed by Executive.

6. Non-Competition. While Executive is employed at the Employer and for a period of two (2) years after termination of Executive’s employment (for any reason whatsoever, whether voluntary or involuntarily), Executive will not, without the prior written approval of the Board, whether alone or as a partner, officer, director, consultant, agent, employee or stockholder of any company or other commercial enterprise, directly or indirectly engage in any business or other activity in the United States or Canada which competes with the Employer in the field of therapeutic antibodies for cancer. The foregoing prohibition shall not prevent Executive’s employment or engagement after termination of Executive’s employment by any company or business organization, as long as the activities of any such employment or engagement, in any capacity, do not involve work on matters related to the products being developed, manufactured, or marketed by the Employer during Executive’s employment with the Employer. Executive shall be permitted to own securities of a public company not in excess of five percent of any class of such securities and to own stock, partnership interests or other securities of any entity not in excess of five percent of any class of such securities and such ownership shall not be considered to be in competition with the Employer.

7. Non-Solicitation. While Executive is employed at the Employer and for a period of two (2) years after termination of such employment (for any reason, whether voluntary or involuntarily), Executive agrees that Executive will not:

(a) directly or indirectly solicit, entice or induce any customer to become a customer of any other person, firm or corporation with respect to products then sold or under development by the Employer or to cease doing business with the Employer, and Executive shall not approach any such person, firm or corporation for such purpose or authorize or knowingly approve the taking of such actions by any other person; or

(b) directly or indirectly solicit or recruit any employee of the Employer to work for a third party other than the Employer (excluding newspaper or similar print or electronic solicitations of general circulation).

8. General Provisions.

(a) Executive acknowledges and agrees that the type and periods of restrictions imposed in Sections 4, 5, 6 and 7 of this Agreement are fair and reasonable, and that such restrictions are intended solely to protect the legitimate interests of the Employer, rather than to prevent Executive from earning a livelihood. Executive recognizes that the Employer competes worldwide, and that Executive’s access to Confidential Information makes it necessary for the Employer to restrict Executive’s post-employment activities in any market in which the Employer competes, and in which Executive’s access to Confidential Information and other proprietary information could be used to the detriment of the Employer. In the event that any restriction set forth in this Agreement is determined to be overbroad with respect to scope, time or geographical coverage, Executive agrees that such a restriction or restrictions should be modified and narrowed, either by a court or by the Employer, so as to preserve and protect the legitimate interests of the Employer as described in this Agreement, and without negating or impairing any other restrictions or agreements set forth herein.

(b) Executive acknowledges and agrees that if Executive should breach any of the covenants, restrictions and agreements contained herein, irreparable loss and injury would result to the Employer, and that damages arising out of such a breach may be difficult to ascertain. Executive therefore agrees that, in addition to all other remedies provided at law or at equity, the Employer shall be entitled to have the covenants, restrictions and agreements contained in Sections 4, 5, 6, and 7 specifically enforced (including, without limitation, by temporary, preliminary, and permanent injunctions and restraining orders) by any state or federal court in the State of New Jersey having equity jurisdiction and Executive agrees to subject Executive to the jurisdiction of such court.

(c) Executive agrees that if the Employer fails to take action to remedy any breach by Executive of this Agreement or any portion of the Agreement, such inaction by the Employer shall not operate or be construed as a waiver of any subsequent breach by Executive of the same or any other provision, agreement or covenant.

(d) Executive acknowledges and agrees that the payments and benefits to be provided to Executive under this Agreement are provided as consideration for the covenants in Sections 4, 5, 6, and 7 hereof.

9. Survivorship. The respective rights and obligations of the parties under this Agreement shall survive any termination of Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

10. Mitigation. Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise and there shall be no offset against amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain.

11. Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

Immunomedics, Inc.

300 American Road

Morris Plains, NJ 07950

If to Executive, to:

Cynthia L. Sullivan

Immunomedics, Inc.

300 American Road

Morris Plains, NJ 07950

or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

12. Contents of Agreement: Amendment and Assignment.

(a) This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and supercedes any and all prior agreements, including the Prior Employment Agreement, and understandings concerning Executive’s employment by the Company and cannot be changed, modified, extended or terminated except upon written amendment approved by the Board and executed on its behalf by a duly authorized officer and by Executive.

(b) All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Executive under this Agreement are of a personal nature and shall not be assignable or delegatable in whole or in part by Executive. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, within 15 days of such succession, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

13. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

14. Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

15. Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

16. Miscellaneous. This Agreement may be executed in counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

17. Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of New Jersey without giving effect to any conflict of laws provisions or canons of construction that construe agreements against the draftsperson.

18. Section 409A of the Code. This Agreement is intended to comply with section 409A of the Code and its corresponding regulations, to the extent applicable, and shall be so construed. Notwithstanding anything in this Agreement to the contrary, payments may only be made under this Agreement upon an event and in a manner permitted by section 409A of the Code, to the extent applicable. For purposes of section 409A of the Code, all payments to be made upon the termination of the Executive’s employment under this Agreement may only be made upon a “separation from service” under section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event shall Executive, directly or indirectly, designate the calendar year of payment. All reimbursements provided under this Agreement shall be made or provided in accordance with Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Term (or during such other time period specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the taxable year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit. Nothing herein shall be construed as having modified the time and form of payment of any amounts or payments of “deferred compensation” within the meaning section 409A of the Code that were otherwise payable pursuant to the terms of any agreement between Company and the Executive in effect on or after January 1, 2005 and prior to the date of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

IMMUNOMEDICS, INC.

By:	/s/ Gerard G. Gorman
Name:	Gerard G. Gorman
Title:	Senior Vice President, Finance and Business Development, and Chief Financial Officer

EXECUTIVE

/s/ Cynthia L. Sullivan
Cynthia L. Sullivan